                                                            Exhibit 99.(A)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              CHEAP TICKETS, INC.
                              $16.50 NET PER SHARE
                                       BY
                      DIAMONDHEAD ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                              CENDANT CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, SEPTEMBER 21, 2001, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 13, 2001 (THE "MERGER AGREEMENT") BY AND AMONG CENDANT CORPORATION, DIAMONDHEAD ACQUISITION CORPORATION AND CHEAP TICKETS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF THOSE PRESENT, (1) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT OR THE PURCHASER, IF ANY, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

                               ----------------

                                   IMPORTANT

   Any stockholder who desires to tender all or any portion of such stockholder's shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such shares to the Depositary or tender such shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their shares.

   Any stockholder who desires to tender shares and whose certificates representing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in Section 3--"Procedure for Tendering Shares."

   Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc. (the "Information Agent") or Goldman Sachs & Co. (the "Dealer Manager") at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer to Purchase.

                               ----------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                              GOLDMAN SACHS & CO.

                               ----------------

AUGUST 23, 2001

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 SUMMARY TERM SHEET......................................................   1

 INTRODUCTION............................................................   5

 THE TENDER OFFER........................................................   7
   1. Terms of the Offer................................................    7
   2. Acceptance for Payment and Payment for Shares.....................    9
   3. Procedure for Tendering Shares....................................   10
   4. Withdrawal Rights.................................................   13
   5. Certain Federal Income Tax Consequences...........................   13
   6. Price Range of the Shares; Dividends on the Shares................   14
   7. Effect of the Offer on the Market for the Shares; Stock Listing;
      Exchange Act Registration; Margin Regulations.....................   15
   8. Certain Information Concerning the Company........................   16
   9. Certain Information Concerning Parent and the Purchaser...........   18
  10. Source and Amount of Funds........................................   20
  11. Background of the Offer...........................................   20
  12. Purpose of the Offer; Plans for the Company.......................   22
  13. The Merger Agreement and the Stockholder Agreement................   24
  14. Certain Conditions of the Offer...................................   35
  15. Certain Legal Matters.............................................   37
  16. Fees and Expenses.................................................   39
  17. Miscellaneous.....................................................   40

 SCHEDULE I--Directors and Executive Officers of Parent and Purchaser....  41

                               SUMMARY TERM SHEET

   Diamondhead Acquisition Corporation is offering to purchase all of the outstanding shares of common stock of Cheap Tickets, Inc. for $16.50 per share in cash. The following are some of the questions you may have as a stockholder of Cheap Tickets and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

   Our name is Diamondhead Acquisition Corporation. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of Cheap Tickets. We are a wholly owned subsidiary of Cendant Corporation, a Delaware corporation. See "Introduction" to this Offer to Purchase and Section 9--"Certain Information Concerning Parent and Purchaser."

What shares are being sought in the offer?

   We are seeking to purchase all of the outstanding shares of common stock of Cheap Tickets. See "Introduction" to this Offer to Purchase and Section 1-- "Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

   We are offering to pay $16.50 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to the Offer to Purchase.

Do you have the financial resources to make payment?

   Cendant, our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer. Cendant will use generally available corporate funds for this purpose. The offer is not conditioned upon any financing arrangements. See Section 10--"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

   We do not think that our financial condition is relevant to your decision to tender shares and accept the offer because:

  . the offer is being made for all outstanding shares solely for cash;

  . the offer is not subject to any financing condition; and

  . if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger as in the offer.

   See Section 10--"Source and Amounts of Funds."

How long do I have to decide whether to tender in the offer?

   You will have at least until 12:00 midnight, New York City time, on Friday, September 21, 2001, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1-- "Terms of the Offer" and Section 3--"Procedure for Tendering Shares."

Can the offer be extended and under what circumstances?

   Yes. The offer may be extended for varying lengths of time depending on the circumstances. Specifically, we have agreed in the merger agreement that:

  . We may, at our discretion, extend the expiration date of the offer if any of the conditions to our obligation to accept for payment and pay for shares tendered into the offer have not been satisfied or waived by us.

  . We may, at our discretion, extend the expiration date of the offer for up to 10 business days if less than 90% of the outstanding shares are tendered; our extension under these circumstances would constitute our waiver of most of the conditions of the offer.

  . We may, at our discretion, elect to provide a subsequent offering period of three to 20 business days, beginning after we have purchased shares during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration.

  . We may extend the expiration date of the offer upon an increase in the offer price for the shares as provided under federal securities laws.

  . If, at any scheduled expiration date of the offer certain specified conditions to the offer, including the Minimum Condition (defined below), have not been satisfied, Cheap Tickets may require us to extend the offer, in increments of not more than 10 business days, to a date not more than 50 days later than the date of this Offer to Purchase, subject to our right to terminate the merger agreement in accordance with its terms. Also, if at any scheduled expiration date of the offer the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any comparable provision of foreign laws has not expired or terminated, Cheap Tickets may require us to extend the offer, in increments of not more than 10 business days, up to November 30, 2001, or, where either we or Cheap Tickets have elected in accordance with the merger agreement to extend the outside date by which the offer must be consummated, up to January 21, 2002, subject to our right to terminate the agreement in accordance with its terms. Finally, if at any scheduled expiration date of the offer, Cheap Tickets has breached or failed, in a material respect, to perform or to comply with its material agreements under the merger agreement, Cheap Tickets may require us to extend the offer to a date that is not more than 10 days after that scheduled expiration date, subject to our right to terminate the merger agreement in accordance with its terms.

   See Section 1--"Terms of the Offer."

How will I be notified if the offer is extended?

   If we extend the offer, we will inform Mellon Investor Services LLC, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. See Section 1-- "Terms of the Offer."

What are the most significant conditions to the offer?

  . We are not obligated to purchase any shares which are validly tendered and not withdrawn unless that number of shares which, when added to the shares then owned by us or Cendant, if any, represents at least a majority of the shares of Cheap Tickets outstanding on a fully diluted basis. We call this condition the "Minimum Condition."

  . We are not obligated to purchase any shares that are validly tendered if, among other things, there is a material adverse change in Cheap Tickets or its business.

  . We are not obligated to purchase shares which are validly tendered if the board of directors of Cheap Tickets will have withdrawn its recommendation of the offer and merger.

  . We are not obligated to purchase any shares unless and until the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

   The offer is subject to a number of other conditions. We can waive some of the conditions to the offer without Cheap Tickets' consent. We cannot, however, waive the Minimum Condition. See Section 14--"Certain Conditions of the Offer."

How do I tender my shares?

   To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to Mellon Investor Services, LLC, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through Mellon Investor Services LLC If you cannot get something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market trading days. However, the depositary must receive the missing items within that three trading day period or else your shares will not be validly tendered. See
Section 3--"Procedure for Tendering Shares."

Until what time can I withdraw previously tendered shares?

   You can withdraw shares at any time until the offer has expired. If we have not agreed to accept your shares for payment by October 21, 2001, you can withdraw them at any time after such time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period. See
Section 1--"Terms of the Offer" and Section 4--"Withdrawal Rights."

How do I withdraw previously tendered shares?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 --"Withdrawal Rights."

What does the board of directors of Cheap Tickets think of the offer?

   We are making the offer pursuant to our merger agreement with Cheap Tickets, which has been approved by the board of directors of Cheap Tickets. The board of directors of Cheap Tickets unanimously approved the merger agreement, our tender offer and the proposed merger of us with and into Cheap Tickets. The board of directors of Cheap Tickets also has unanimously determined that the merger agreement, the tender offer and the proposed merger are in the best interests of stockholders and has recommended that stockholders tender their shares. See the "Introduction" to this Offer to Purchase and Section 11-- "Background of the Offer."

Have any Cheap Tickets stockholders agreed to tender their shares?

   Yes. Certain stockholders owning approximately 47% of the Company's outstanding shares have agreed to tender their shares in the offer. See "Introduction" to this offer to Purchase and Section 13--"The Merger Agreement and the Stockholder Agreement."

If a majority of the shares are tendered and accepted for payment, will Cheap Tickets continue as a public company?

   No. If the merger takes place, Cheap Tickets no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that Cheap Tickets common stock will no longer be eligible to be traded through a Nasdaq market or on a securities exchange, there may not be a public trading market for Cheap Tickets stock, and

Cheap Tickets may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See Section 7--"Effect of the Offer on the Market for Shares; Stock Listing; Exchange Act Registration; Margin Regulations."

Will the tender offer be followed by a merger if all the Cheap Tickets Shares are not tendered in the offer?

   If we accept for payment and pay for at least a majority of the outstanding shares of Cheap Tickets on a fully diluted basis, subject to the merger agreement, we will be merged with and into Cheap Tickets. If that merger takes place, Cendant will own all of the shares of Cheap Tickets and all remaining stockholders of Cheap Tickets (other than us) will receive $16.50 per share in cash (or any other higher price per share which may be paid in the offer). See "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

   If the merger described above takes place, stockholders not tendering the offer will receive the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place because less than a majority of the shares have been tendered, but we decide and are entitled to purchase the shares tendered anyway, the number of stockholders and number of shares of Cheap Tickets which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for the Cheap Tickets common stock. Also, as described above, Cheap Tickets may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See "Introduction" to this Offer to Purchase and Section 7--"Effect of the Offer on the Market for Shares; Stock Listing; Exchange Act Registration; Margin Regulation."

What is the market value of my shares as of a recent date?

   On August 10, 2001, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of Cheap Tickets common stock reported on the Nasdaq National Market was $11.85 per share. On August 22, the last full day prior to commencement of the offer, the last sale price of Cheap Tickets common stock reported on the Nasdaq National Market was $16.34 per share. We advise you to obtain a recent quotation for shares of Cheap Tickets common stock in deciding whether to tender your shares. See
Section 6--"Price of Range of Shares; Dividends on the Shares."

Who can I talk to if I have questions about the tender offer?

   You may call Georgeson Shareholder Communications, Inc. at (800) 223-2064 (toll-free). Georgeson Shareholder Communications Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
CHEAP TICKETS, INC:

                                  INTRODUCTION

   Diamondhead Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all issued and outstanding shares of common stock (the "Common Stock"), $0.001 par value (the "Shares"), of Cheap Tickets, Inc., a Delaware corporation (the "Company"), at a price of $16.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

   Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 5 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the offer. The Purchaser will pay all fees and expenses incurred in connection with the offer of Goldman, Sachs & Co. which is acting as the Dealer Manager (the "Dealer Manager"), Georgeson Shareholder Communications Inc., which is acting as the Information Agent (the "Information Agent"), and Mellon Investor Services LLC, which is acting as the Depositary (the "Depositary"). See Section 16--"Fees and Expenses."

   The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the offer, that number of Shares which when added to the Shares then beneficially owned by the Parent or the Purchaser, if any, represents at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"). See
Section 14--"Certain Conditions of the Offer."

   The offer is being made pursuant to an Agreement and Plan of Merger, dated August 13, 2001 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of the Parent (the "Merger"). The Company, as the corporation surviving the Merger, is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent, the Purchaser, the Company, or any wholly-owned subsidiary of Parent or the Company) will be converted into the right to receive $16.50 per Share, net to the seller in cash, or any higher price per Share paid in the offer (such price, being referred to herein as the "Offer Price"), without interest. The Merger Agreement is more fully described in Section 13--"The Merger Agreement and the Stockholder Agreement."

   The Company has informed the Purchaser that, as of August 13, 2001, there were (i) 24,336,701 Shares issued and outstanding, of which 1,037,288 are issued and held in the Company's treasury; (ii) outstanding options to purchase an aggregate of 2,652,698 Shares under the Company's stock plans; and (iii) outstanding warrants to purchase an aggregate of 1,626,426 Shares. Based on the foregoing, and assuming that no Shares are issued after August 13, 2001, the Minimum Condition will be satisfied if at least 13,789,269 Shares are validly tendered and not withdrawn prior to the expiration of the offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered pursuant to the offer, the Purchaser will be able to elect a majority of the members of the Company's board of directors and to effect the merger without the affirmative vote of any other stockholder of the Company. See
Section 12--"Purpose of the Offer; Plans for the Company." As a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement, certain stockholders of the Company (each, a "Stockholder"), who together hold dispositive power with respect to 10,960,637 Shares, immediately following the execution and delivery of the Merger Agreement entered into a Stockholder Agreement (the "Stockholder Agreement"), dated August 13, 2001, with the Parent and the Purchaser. Pursuant to the Stockholder Agreement, the Stockholders have agreed, among other things, to tender the Shares held by them in the offer, and to grant Parent a proxy with respect to the voting of their Shares in favor of the Merger. In addition, in the Stockholder Agreement, each Stockholder has granted Parent an option (the "Option") to purchase all Shares beneficially owned or controlled by such Stockholder as of the date of the Stockholder Agreement, or beneficially owned or controlled by such Stockholder (including, without limitation, by way of exercise of options, warrants or other rights to purchase Shares or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split or otherwise), which option is generally exercisable in the event that a Stockholder either does not tender his, her or its Shares into the offer or withdraws any Shares so tendered prior to termination of the Stockholder Agreement, subject to certain conditions. See Section 13--"The Merger Agreement and the Stockholder Agreement."

   THE BOARD OF DIRECTORS OF THE COMPANY BY UNANIMOUS VOTE OF THOSE PRESENT (1) DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED THE MERGER AGREEMENT, THE STOCKHOLDER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

   CIBC World Markets Corp., the Company's financial advisor ("CIBC World Markets"), has delivered to the Company's board of directors its written opinion, dated August 13, 2001, to the effect that, as of such date, based on and subject to certain matters stated in such opinion, the $16.50 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares (other than Parent and its affiliates), was fair, from a financial point of view, to such holders. The full text of CIBC World Market's opinion is set forth as an Exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders of the Company with this Offer to Purchase. Stockholders are urged to read the Schedule 14D-9 and such opinion carefully in their entirety.

   Consummation of the Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required by applicable law in order to consummate the Merger. See Section 15--"Certain Legal Matters." If the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to consummate the Merger without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the offer without a meeting of the stockholders.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

   1. TERMS OF THE OFFER.

   Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4-- "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, September 21, 2001, unless and until, in accordance with the terms of the Merger Agreement, the Purchaser extends or the Company the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

   The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and any comparable provisions under any applicable pre-merger notification, laws or regulations of foreign jurisdictions and the other conditions set forth in Section 14--"Certain Conditions of the Offer." If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right, subject to the Company's right to obligate the Purchaser to extend the Offer as set forth below and the terms of the Merger Agreement, to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and its staff applicable to the Offer, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended or (iv) amend the Offer.

   Subject to the terms of the Merger Agreement, the Purchaser may (i) extend the Offer and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   The Merger Agreement provides that, except as described below, the Purchaser will not (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price or change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (v) extend the Offer beyond that date that is 20 business days after commencement of the Offer or the last day of the last extension, if any, of the Offer, whichever is later, except as provided in the Merger Agreement or (vi) amend any condition of the Offer described in Section 14--"Certain Conditions of the Offer" in any manner adverse to the holders of the Shares without the prior written consent of the Company, or: provided, however, that (a) if on the Expiration Date, all Offer Conditions required by the Merger Agreement will not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Offer for such period as the Purchaser may determine, (b) the Purchaser may, in its sole discretion, provide a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act and (c) the Purchaser may, in its sole discretion, extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date of the Offer that would otherwise be permitted under clause (a) or (b) of this sentence if, on such expiration date, there have not been tendered at least 90% of the outstanding Shares; provided, further, that Purchaser's decision to extend the Offer in the case of this clause (c) will, except as provided by the Merger Agreement, constitute a waiver of each Offer Condition.

   The Merger Agreement also provides that (a) if at any scheduled expiration date of the Offer the waiting period applicable under the HSR Act or any comparable provision of foreign law has not expired or terminated, the Company may require Parent and Purchaser to extend the Offer, in increments of not more than 10 business days, up to November 30, 2001, or, if elected by the Parent or by the Company pursuant to the Merger Agreement, up to January 21, 2002, subject to the right of Parent, Purchaser and the Company to terminate the Merger Agreement in accordance with its terms; (b) if at any scheduled expiration date of the Offer the condition listed in paragraph (g) of Section 14--"Certain Conditions of the Offer" has not been satisfied, the Company may require Parent and Purchaser to extend the Offer to a date that is not more than 10 days after the previously scheduled Expiration Date, subject to the right of Parent, Purchaser and the Company to terminate the Merger Agreement in accordance with its terms; and (c) if at any scheduled Expiration Date of the Offer the Minimum Condition or either of the conditions listed in paragraphs
(c) or (d) of Section 14--"Certain Conditions of the Offer" have not been satisfied, the Company may require Parent and the Purchaser to extend the Offer, in increments of not more than 10 business days, to a date not more than 50 days later than the date on which the Offer is commenced, subject to the right of Parent, Purchaser or the Company to terminate the Merger Agreement in accordance with its terms.

   A Subsequent Offering Period would be an additional period of time from three to 20 business days in length, following the expiration of the Offer, during which stockholders may tender Shares for the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

   In a public release, the SEC has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). The SEC, however, has recently stated that such advance notice may not be required under certain circumstances. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC. The Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without Company's consent. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

   If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4--"Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD. FURTHERMORE, THE SAME CONSIDERATION, THE OFFER PRICE, WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED, AS IN THE OFFER.

   The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

   2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4--"Withdrawal Rights." Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay acceptance for payment for Shares in order to comply with any applicable law, including, without limitation, the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions. See Section 15--"Certain Legal Matters."

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for evidencing Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares," (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Section 1--"Terms of the Offer" and Section 14--"Certain Conditions of the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4--"Withdrawal Rights."

   If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

   The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   3. PROCEDURE FOR TENDERING SHARES.

   Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, except with respect to any Subsequent Offering Period, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date or (ii) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures set forth below.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedures described below.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry

Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures except that the required documents and certificates must be received during the Subsequent Offering Period.

   THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificate, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

  (a) such tender is made by or through an Eligible Institution;

  (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (c) the Share Certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Security Dealers Automated Quotation System, Inc. (the "NASDAQ") is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

   Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates (or a timely Book-Entry Confirmation ), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   Appointment. By executing the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents) will be final and binding.

   Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, unless a tendering holder of Shares (the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at the ordinary income tax rate applicable to unmarried individuals (currently 30.5%, effective until December 31, 2001) (the "Withholding Rate"), multiplied by the gross proceeds. To prevent backup withholding, each Payee should provide the Depository with such holder's correct taxpayer identification number ("TIN") and certify that such holder is a U.S. person and is not subject to backup withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. Certain holders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Certain foreign holders should complete and sign a Form W-8BEN (a copy of which may be obtained from the Depository) in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

   4. WITHDRAWAL RIGHTS.

   Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Except as provided below with respect to a Subsequent Offering Period, Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 21, 2001.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3--"Procedures for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3-- "Procedures for Tendering Shares" any time prior to the Expiration Date.

   No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. See Section 1--"Terms of the Offer."

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

   The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger to holders of Shares whose Shares are, respectively, sold pursuant to the Offer or converted into the right to receive cash in the Merger. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as "capital assets" within the meaning of Section 1221 and of the Code may not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, and broker dealers or persons who hold their Shares as a part of "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. The tax consequences of the Offer and the Merger to holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such holder's status for United States federal income tax purposes. This discussion does not address the United States federal income tax consequences to a holder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income tax or other tax laws. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN LIGHT OF SUCH HOLDER'S SPECIFIC TAX SITUATION.

   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition.

   A holder whose shares are purchased in the Offer may be subject to backup withholding at the Withholding Rate unless certain information is provided to the Depositary or an exemption applies. See Section 3--"Procedures for Tendering Shares."

   6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

   The Shares have been traded through the Nasdaq National Market under the symbol "CTIX" since March 18, 1999. The following table sets forth, for each of the periods indicated, the high and low reported closing sales prices per Share on the Nasdaq National Market based on published financial sources.

                                                                   HIGH   LOW
                                                                  ------ ------
   Fiscal Year Ended December 31, 1999
     Third Quarter............................................... $61.50 $28.19
     Fourth Quarter..............................................  32.63  12.25
   Fiscal Year Ended December 31, 2000
     First Quarter...............................................  18.50  12.13
     Second Quarter..............................................  15.31   9.69
     Third Quarter...............................................  13.88   9.50
     Fourth Quarter..............................................  11.13   7.16
   Fiscal Year Ended December 31, 2001
     First Quarter...............................................  12.00   8.81
     Second Quarter..............................................  16.55   9.94

   On August 10, 2001, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $11.85 per Share. On August 22, 2001, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $16.34 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

   The Company has not declared or paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. Specifically, the Merger Agreement provides that neither the Company nor any of its subsidiaries will: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (except for dividends or distributions from any of the Company's subsidiaries to the Company); (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of the Company's subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of the Company Stock Options (as defined in the Merger Agreement) then outstanding; or (iii) redeem (other than shares underlying Company Stock Options in connection with a cashless exercise of any Company Stock Option permitted by the Merger Agreement), purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of Common Stock issued upon exercise of Company Stock Options granted under the Company Stock Option Plans (as defined in the Merger Agreement).

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

   Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

   NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market. Inclusion on the Nasdaq requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round-lot stockholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) less total liabilities) of at least $4,000,000, have two market makers for the shares, and have a minimum bid price of $1.00 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round-lot stockholders, with a market value of at least $15,000,000, have a minimum bid price of $5.00, have four market makers for the shares, and have either (A) a market capitalization of at least $50,000,000 or
(B) total assets and revenues each of at least $50,000,000.

   If the Nasdaq National Market and the Nasdaq Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be "margin securities."

   8. CERTAIN INFORMATION CONCERNING THE COMPANY.

   The Company is a Delaware corporation with its principal executive offices at 1440 Kapiolani Boulevard, Honolulu, Hawaii 96814. The telephone number of the Company at such offices is (808) 945-7439. The Company was founded in 1986 and is a leading seller of discounted leisure travel products. The Company provides consumers access to its exclusive collection of more than one million unpublished airfares on more than 60 major airlines, in addition to access to millions of regularly published fares on hundreds of airlines. The Company's family of discounted travel products also includes cruises, rental cars, and hotel accommodations. Consumers can conveniently book travel through the Company 24 hours a day, 7 days a week through its Web site at http://www.cheaptickets.com and call centers at 1-800-OKCHEAP. The Company employs more than 1,300 people, and sells an average of one ticket every 10.5 seconds.

   Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and 1999. More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

                              CHEAP TICKETS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                          Fiscal Year Ended
                                                            December 31,
                                                      -------------------------
                                                        2000     1999    1998
                                                      -------- -------- -------
Operating Data:
  Net revenues....................................... $ 98,442 $ 74,007 $38,218
  Net operating income...............................   10,612    8,771   1,636
  Net earnings.......................................   12,012    7,587   1,080
  Diluted earnings per share.........................     0.51     0.31    0.03

Balance Sheet Data:
  Total assets....................................... $166,485 $155,610 $13,226
  Total liabilities..................................   16,690   16,998   7,705
  Mandatorily redeemable preferred stock.............      --       --    4,180
  Stockholders' equity...............................  150,795  138,613   1,385

   Certain Company Projections. Prior to entering into the Merger Agreement, representatives of Parent conducted a due diligence review of the Company, and in connection with such review received certain projections of the Company's future operating performance. To the knowledge of Parent and the Purchaser, the

Company does not as a matter of course, make public forecasts as to its future financial performance. Parent analyzed the information in the projections, certain publicly available information and additional information obtained in Parent's due diligence review of the Company, along with Parent's own estimates of potential cost savings and benefits, in evaluating the Offer and the Merger. The financial projections provided to Parent by the Company included, among other things, the following forecasts of the Company's gross bookings; revenues; earnings before interest, taxes, depreciation and amortization; and earnings before interest and taxes (in millions): 920, 121, 13 and 10 in fiscal 2001; 1,219, 167, 30 and 27 in fiscal 2002; 1,468, 200, 37, and 33 in fiscal
2003; 1,720, 236, 45 and 39 in fiscal 2004; 2,000, 273, 54 and 47 in fiscal
2005; and 2,309, 312, 62 and 55 in fiscal 2006. The financial projections contained therein are based on numerous assumptions, including assumptions concerning growth in gross bookings, product mix between published fares and unpublished fares, channel mix between call center sales and online sales, incentive fees from global distribution system suppliers, cost savings, industry performance, and general business, economic, market and financial conditions.

   The Company's financial projections contained therein were prepared for the limited purpose of managing the operating plan of the Company for fiscal year 2001. They do not reflect recent developments which have occurred since they were prepared (including the Company's recently publicly announced revision downward of certain of its estimates for fiscal 2001) or give effect to the Offer and the Merger, the potential combined operations of the Company and Parent and its affiliates or changes that may be made to the Company's operations or strategy after the consummation of the Offer. This reference to the projections is provided solely because such projections have been provided to the Purchaser and none of the Purchaser.

   THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE COMPANY'S INDEPENDENT ACCOUNTANTS HAVE NOT EXAMINED OR COMPILED ANY OF THESE PROJECTIONS OR EXPRESSED ANY CONCLUSION OR PROVIDED ANY ASSURANCE WITH RESPECT TO THE PROJECTIONS. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS, COMPETITION AND OTHER MATTERS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION

TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

   Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the Nasdaq National Market, located at 20 Broad Street, New York, New York 10005.

   The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

   9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

   Parent is a Delaware corporation with its principal executive offices at 9 West 57th Street, New York, New York 10019. The telephone number of the Parent at such offices is (212) 413-1800. Parent is one of the foremost providers of travel and real estate services in the world. Parent operates in four business segments--Real Estate Services, Hospitality, Vehicle Services and Financial Services. Parent businesses provide a wide range of consumer and business services which are intended to complement one another and create cross-marketing opportunities both within each segment and between segments. Parent's Real Estate Services segment franchises real estate brokerage businesses, provides home buyers with mortgages and assists in employee relocations. Parent's Hospitality segment franchises hotel businesses and facilitates the sale and exchange of vacation ownership interests. Parent's Vehicle Services segment operates and franchises car rental businesses, provides fleet management services to corporate clients and government agencies and operates parking facilities in the United Kingdom. Parent's Financial Services segment provides marketing strategies primarily to financial institutions by offering an array of financial and insurance-based products to consumers, franchises tax preparation service businesses and provides consumers with access to a variety of discounted products and services.

   As a franchise of hotels, residential and commercial real estate brokerage offices, car rental operations and tax preparation services, Parent licenses the owners and operators of independent businesses the right to use its brand names. Parent does not own or operate hotels, real estate brokerage offices or tax preparation offices. Instead, Parent provide its franchisees with services designed to increase their revenue and profitability.

   The Purchaser is a Delaware corporation with its principal executive offices at 9 West 57th Street, New York, New York 10019. The telephone number of the Purchaser at such offices is (212) 413-1800. The Purchaser is a wholly-owned subsidiary of Parent and was formed for the purpose of making a tender offer for all the Shares of the Company.

   The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

   Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase (a) neither Parent, Purchaser nor, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Parent or Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; and (b) neither Parent, Purchaser, nor, to the knowledge of Parent and the Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

   Except as provided by the Merger Agreement or as described in this Offer to Purchase neither Parent, Purchaser nor, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

   Except as set forth in this Offer to Purchase or in Item 3 of the Schedule TO (as defined below) to which this Offer to Purchase is an exhibit, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in
Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Parent is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the SEC. The Schedule TO and the exhibits thereto, as well as these other reports, proxy statements and other information, may be inspected and copied at the SEC's public reference facilities in the same manner as set forth above with respect to the Company in Section 8--"Certain Information Concerning the Company."

   10. SOURCE AND AMOUNT OF FUNDS.

   The Offer is not conditioned upon any financing arrangements. Parent and Purchaser estimate that the total amount of funds required to consummate the Offer and the Merger, will be approximately $410 million plus any related transaction fees and expenses. The Purchaser will acquire all such funds from Parent, which currently intends to use generally available corporate funds for this purpose, including the proceeds of recently completed financings.

   Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

   11. BACKGROUND OF THE OFFER.

   The following information was prepared by the Parent and the Company. Information about the Company was provided by the Company, and neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

   Parent continually explores and conducts discussions with regards to acquisitions and other strategic corporate transactions that are consistent with its corporate strategies.

   Parent was contacted in March 2000 by CIBC World Markets regarding a possible transaction with the Company and requested to sign a confidentiality agreement with standstill provisions. In April 2000, after outstanding negotiation of the confidentiality agreement, Parent declined to execute the confidentiality agreement and accordingly, no discussions were had at that time with the Company.

   Beginning in May 2001, Parent began evaluating and investigating the possibility of a business relationship with Cheap Tickets.

   In May, 2001, Representatives of Parent contacted Sam Galeotos, the Company's Chief Executive Officer and informed him that Parent was interested in exploring the possibilities of various relationships between the two companies. As a result of the conversation, Parent delivered a proposed confidentiality agreement on behalf to the Company.

   On May 24, 2001, the Company and Cendant Internet Group, Inc. executed a confidentiality agreement, which was further amended during the course of negotiations. In the period following execution of the confidentiality agreement Parent began a review of certain information delivered by the Company to Parent.

   On June 19, 2001, Mr. Samuel Katz, Chief Strategic Officer and other representatives of Parent met at Parent's offices in New York City with Mr. Galeotos and the Company's financial advisor, CIBC World Markets ("CIBC"), to discuss the possibility of a commercial relationship between the two companies. Mr. Katz and Mr. Galeotos engaged in a separate conversation, in which Henry R. Silverman, Parent's chief executive officer, briefly participated. In exploring the various forms which a possible relationship between the two companies might take, Mr. Katz and Mr. Galeotos' also engaged in a discussion of the possibility of Parent's acquiring the Company. Mr. Katz acknowledged Mr. Galeotos' stated desire for Parent to indicate to the Company any interest in acquiring the Company.

   On June 21, 2001, Parent delivered a non-binding indication of interest to the Company, indicating Parent's interest in acquiring the Company, based on a valuation of between $17 and $20 per share, subject to due diligence, board approval and other customary conditions. Parent also delivered at that time a preliminary request for due diligence information.

   On June 25, the Company issued a press release and hosted an open conference call to announce its preliminary financial results of the quarter ending June 30, 2001, including the fact that revenue and earnings would be significantly below consensus estimates. The Company attributed the shortfall to technical problems with its fare publishing and booking software, problems at its call centers and overall market conditions. Immediately following the announcement and during the following weeks, the Company's stock traded in a significantly lower range than during the preceding weeks.

   On June 27, 2001 Goldman, Sachs & Co., Parent's financial advisor, and CIBC discussed issues affecting the earnings underlying the June 26 press release and the potential impact of the announcement on any possible valuation of the Company. Mr. Katz and Mr. Galeotos also spoke regarding the same topic.

   During the week of June 25th, 2001 the two companies agreed to schedule a due diligence session for the following week. On July 5 and 6, 2001, representatives of Parent, including William Hunscher, Jr., Executive Vice President--Strategic Development Group of Parent, met with representatives of the Company in Honolulu, Hawaii for initial due diligence sessions. At these meetings, Company management made presentations concerning the Company, its current and historical financial performance, its prospects and various operational matters. From this time through August 12, 2001, representatives of the parties continued to review due diligence information concerning the business and the financial condition of the Company.

   From the time of these meetings in Honolulu through August 12, 2001, Mr. Galeotos and the Company's legal and financial advisors conducted negotiations, through meetings and telephone calls, with Parent and its advisors concerning primarily both the price of a potential offer for the Company and the structure and terms of such an offer and subsequent merger, including the terms of a Stockholder Agreement which Parent had requested in its negotiations to be entered into with the Company's majority stockholder, Michael Hartley.

   On July 17, 2001, Parent delivered a revised non-binding indication of interest to the Company indicating its interest in acquiring the Company, based on a valuation of between $15 and $17 per share and subject to continued due diligence and the negotiation of definitive documentation.

   Over the next several days, representatives of the two companies, including its financial advisors, spoke regarding Parent's proposed valuation range. Among other things, the Company communicated its desire to receive from Parent a proposal containing a single price.

   On July 19, counsel for Parent provided a draft of a merger agreement to counsel for the Company and a draft of a stockholder agreement to be provided to the Stockholders. Between July 25 and August 12, representatives of Parent and the Company negotiated the provisions of the proposed merger agreement. Between August 7, 2001 and August 12, 2001, representatives of Parent and of the Stockholders negotiated the terms of the proposed stockholder agreement.

   On July 19, 2001, Mr. Hunscher orally communicated to Mr. Galeotos, and delivered to CIBC World Markets, Parent's revised non-binding indication of interest in a possible transaction at a price of $17 per share, again subject to the results of ongoing due diligence and board approvals.

   Negotiations concerning valuation, as well as the structure and terms of a possible transaction, continued through meetings and telephone calls between July 20 and August 11 among representatives of the two companies, including their legal and financial advisors.

   On July 23 and 24, 2001, representatives of Parent and the Company, including their financial advisors, met in Denver, Colorado to continue discussions regarding financial performance and various operational matters, as well as the status of Parent's proposal to and the price at which Parent might acquire the Company.

   Representatives of the two companies met thereafter with representatives of Delta Air Lines ("Delta") to discuss possible changes to the terms of the Company's strategic alliance with Delta, with discussions continuing in early August regarding possible amendments to agreements between Delta and the Company. Parent and the Company negotiated with Delta through August 11, 2001 regarding such changes. These discussions were prompted by provisions in the May 2001 agreements with Delta (the "Original Delta Agreements") which provided Delta with the right to scale back certain of the benefits owing to the Company under these agreements in the event of a change in control. As a result of these negotiations, on August 11, the

Company and Delta agreed to amend certain elements of the strategic alliance, effective upon completion of the tender offer by Parent, which amendment removed certain provisions which were favorable to the Company or established new contingencies upon which such provisions would continue.

   On August 2, 2001, the Company announced its results for the second quarter of 2001 which, as previously indicated in its June 25 public announcement, were below analysts' expectations. The Company also revised downward its financial guidance for its [revenues and earnings] for the remainder of 2001.

   On August 6, 2001, the Executive Committee of Parent's Board of Directors, acting pursuant to powers set forth in Parent's By-Laws, unanimously approved the transaction and authorized proceeding with the Offer, the Merger and the transactions contemplated thereby and by the proposed merger agreement and stockholder agreement, subject to final changes and modifications to such agreements as might be negotiated and approved by management of Parent.

   On August 7 and 8, 2001, representatives of Parent and the Company, including their financial advisors, discussed Parent's most recent indication of interest. Parent indicated that it continued to be interested in acquiring the Company but at a price of less than $17 per share, for a number of reasons relating to, among other things, the Company's financial performance and uncertainties relating to supplier relationships. On August 9, 2001, Mr. Hunscher spoke with Mr. Galateos indicating Parent's willingness to consummate a transaction at $15.50 per share.

   On August 10, 2001, after further negotiations between Parent and the Company, Parent and the Company agreed to continue negotiations on definitive documents on the basis of a purchase price of $16.50 per share. On August 11 and 12, 2001 all principal terms and conditions of the Merger Agreement, including the Offer, were finalized, including a purchase price of $16.50 per share.

   On August 12, the Company's Board of Directors met and unanimously approved the terms of the transaction.

   On August 13, the Merger Agreement was executed by Parent, Purchaser and the Company. On August 13, each Stockholder and Parent, Purchaser and the Company executed the Stockholder Agreement.

   On August 13, 2001, prior to the opening of trading on The Nasdaq Stock Market, the execution of the Merger Agreement was announced in a joint press release by the Company and Parent.

   During the Offer, Parent and Purchaser intend to have ongoing contacts with the Company and its directors, officers and stockholders.

   12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

   Purpose of the Offer. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

   If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

   Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See Section 13-- "The Merger Agreement and the Stockholder Agreement." Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

   The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 38% over the closing market price of the Shares on the last full trading day prior to the public announcement that the Company, Parent and the Purchaser executed the Merger Agreement.

   Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Parent currently intends to seek the maximum representation on the Company's board of directors, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there will be until the Effective Time at least two members of the Company's board of directors, who qualify as independent directors and who are not current or former executive officers of the Company.

   In connection with consummation of the Merger and the acquisition of the entire equity interest in the Company, Parent expects to enter into an agreement with Travel Portal, Inc. ("TPI"), an affiliate of Parent, pursuant to which, among other things, following the Merger, the Company's Internet operations will be integrated into TPI, and Parent will provide TPI with call center and fulfillment services. Under these arrangements, Parent expects to retain certain intellectual property and the Company's off-line booking business that includes all call center operations. Parent also expects that under these arrangements, TPI will recognize all revenues for travel booked via the Internet, while Parent will recognize revenues from off-line booking business, fees from the provision to TPI of call center services, license fees for certain intellectual property and, following the completion of Parent's currently pending acquisition of Galileo International, Inc., ("Galileo"), GDS segment fees. In addition to the Company's existing relationship with Sabre Group, Inc., Parent is considering having the Company enter into an agreement with Galileo for the provision to the Company of GDS services.

   In connection with the execution of the Merger Agreement, the Company and Delta Air Lines, Inc. ("Delta") entered into certain agreements that will amend or replace the Company's existing agreements with Delta, to be effective only in the event the Purchaser accepts Shares for payment and pays for Shares pursuant to the Offer (the "New Delta Agreements"). Under the Original Delta Agreements, Delta has the right to terminate its agreements with the Company and nonetheless receive 75% of the warrant's value (in terms of the difference between the strike price of the warrants and the Offer Price), but forfeit 25% of such value. The New Delta Agreements, on the other hand, provide for a continuing relationship between the Company and Delta, albeit for a lesser period than provided under the original agreements, and for Delta to receive 100% of the warrant's value--75% upon consummation of the Merger and the remaining 25% no later than 12 months later.

   In addition, Parent intends to continue to evaluate the business and the operations of the Company during the pendency of the Offer. After consummation of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy, although, except as disclosed above, Parent has no current plans with respect to any of such matters.

   The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

   Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of material amounts of assets, relocation of operations, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

   13. THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT.

   Merger Agreement.

   The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as exhibit (d)(1) to the Tender Offer Statement on Schedule TO (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule TO"). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8--"Certain Information Concerning the Company." Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

   The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in Section 14--"Certain Conditions of the Offer."

   The Merger. The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof, at the Effective Time of the Merger (i) the Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser will cease, (ii) the Company will be the successor or surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger and will continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger.

   The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Merger Agreement will have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required by the Company's certificate of incorporation and the DGCL, in order to consummate the Merger; (ii) no law will have been enacted or promulgated by any United States or other governmental entity which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, (iii) the Purchaser will have purchased, or caused to be purchased, the Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of the Purchaser's obligation to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement, and (iv) the applicable waiting period under the HSR Act and any comparable provisions under any applicable pre-merger notification on laws or regulations of foreign jurisdictions will have expired or been terminated.

   At the Effective Time of the Merger (i) each issued and outstanding share of Purchaser Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and (ii) each Share that is owned by the Company as treasury stock and each Share owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (iii) each issued and outstanding Share will be converted into the right to receive the Offer Price, without interest, paid pursuant to the Offer. From and after the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate without interest thereon.

   Company Option Plans. At the Effective Time, in accordance with determinations by the Company Board of Director pursuant to the Company Stock Option Plans (as defined below), each stock option, stock equivalent right or similar right to acquire Shares (each, a "Company Stock Option") issued pursuant to the Company's 1997 Stock Option Plan or the Company's Amended and Restated 1999 Stock Incentive Plan (including the Company's 1999 Non-Employee Director Option Program, as amended, thereunder) (collectively, the "Company Stock Option Plans"), whether or not then exercisable or vested, which is outstanding and unexercised immediately prior thereto will become immediately fully vested and exercisable. The Merger Agreement provides that at the Effective Time, each Company Stock Option will be converted automatically into options to purchase shares of Parent common stock ("Parent Shares"), and Parent will assume each such Company Stock Option (hereinafter, an "Assumed Option") subject to the terms of the applicable Company Stock Option Plan and the agreement evidencing the grant thereunder of such Company Stock Option; provided, however, that from and after the Effective Time, (A) the number of Parent Shares purchasable upon exercise of an Assumed Option will be equal to the number of Shares that were purchasable under such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), and rounded down to the nearest whole share, and (B) the per share exercise price under such Assumed Option will be adjusted by dividing the per share exercise price under such Assumed Option by the Exchange Ratio, and rounding up to the nearest cent, subject, in each case, if applicable, to compliance with provisions relating to "incentive stock options" under the Internal Revenue Code, of 1986, as amended. The "Exchange Ratio" is the number obtained by dividing the $16.50 (or any higher price paid in the Offer) by the closing price of a Parent Share on the trading day immediately preceding the Effective Time.

   The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or the Purchaser which represents at least a majority of the outstanding Shares (on a fully-diluted basis), Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company's board of directors as is equal to the product of the total number of directors on the Company's board of directors multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company will, upon Parent's request, use its reasonable efforts either to promptly increase the size of the Company's board of directors, including by amending the bylaws of the Company if necessary so as to increase the size of the Company's board of directors, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so designated to the Company's board of directors, and will use its reasonable efforts to cause Parent's designees to be so designated at such time. At such time, the Company will, upon Parent's request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's board of directors of (i) each committee of the Company's board of directors, (ii) each board of directors (or similar body) of each Company Subsidiary (as defined in Section 3.2 of the Merger Agreement), and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company Common Stock is listed. The Company's obligations with respect to this section of the Merger Agreement are subject to Section 14(f) of the Exchange Act and Rule 14f-1 General Rules and Regulations under the Exchange Act.

   In the event that Parent's designees are elected or designated to the Company's board of directors, then, until the Effective Time, the Company will cause the Company's board of directors to have at least two directors who are non-executive directors (the "Independent Directors"); provided, however, that if any Independent Director is unable to serve due to death or disability, the remaining Independent Director(s) will be entitled to elect or designate another person (or persons), who is not a current or former executive of the Company ("Non-Executive"), and such non-executive person (or persons) will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director then remains, the other directors will designate two persons who are Non-Executives on the date hereof (or, in the event there will be less than two directors who are Non-Executive Directors on the date hereof available to fill such vacancies as a result of such persons' deaths, disabilities or refusals to serve, such number of other Non-Executives who are willing to fill such vacancies) and such Non-Executives will be deemed Independent Directors for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, if Parent's designees constitute a majority of the Company's board of directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Independent

Directors (or if only one exists, then the vote of such Independent Director) will be required to (i) amend or terminate the Merger Agreement by the Company,
(ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, if such action would materially and adversely affect holders of Shares other than Parent or Purchaser, (iii) amend the certificate of incorporation or bylaws of the Company if such action would materially and adversely affect holders of Shares other than Parent or Purchaser, or (iv) take any other action of the Company's board of directors under or in connection with the Merger Agreement if such action would materially and adversely affect holders of Shares other than Parent or Purchaser; provided, however, that if there will be no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company's board of directors.

   Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement, (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders, (iii) unless the Company's board of directors determines in good faith, following the advice from outside counsel, that to do so is reasonably likely to cause it to violate its fiduciary duties to the Company stockholders under applicable law, include in the Proxy Statement the recommendation of the Company's board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement, and (iv) unless the Company's board of directors determines in good faith, following the advice from outside counsel, that to do so is reasonably likely to cause it to violate its fiduciary duties to the Company stockholders under applicable law, use its reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable law to effect the Merger.

   The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the Merger Agreement.

   Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement, in the ordinary course of business consistent with past practice, as set forth in the Company Disclosure Schedule or as consented to in writing by Parent, which consent will not be unreasonably withheld:

   (a) the business of the Company and the Company Subsidiaries will be conducted only in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries will use its reasonable efforts to preserve its present business organization intact and maintain satisfactory relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it;

   (b) the Company and the Company Subsidiaries will not, directly or indirectly, (i) except upon exercise of the Company Stock Options or other rights to purchase Shares pursuant to the Company Stock Option Plans outstanding on the date hereof or granted in compliance with the Merger Agreement, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or, except to the Company, any capital stock of any Company Subsidiary beneficially owned by it, (ii) amend its Certificate of Incorporation or Bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of the Company;

   (c) neither the Company nor any Company Subsidiary will: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (except for dividends or distributions from any Company Subsidiary to the Company); (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Company Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Stock Options outstanding on the date hereof; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets (real, personal or mixed, tangible or intangible) (other than (x) personal property having an aggregate book value not in excess of $300,000 and sold in the ordinary course of business consistent with past practice, (y) product sold to customers in the ordinary course of business and (z) short-term investments which (A) are re-invested in accordance with the Company Disclosure Schedule or (B) the proceeds of which are used for working capital purposes or capital expenditures permitted in accordance with the Merger Agreement, or dispose of or permit to lapse any rights to the use of any Intellectual Property material to the Company and the Company Subsidiaries on a consolidated basis, or disposed of or disclosed (except as necessary in the conduct of its business) to any person other than representatives of Parent, any Trade Secret or other Intellectual Property material to the Company and the Company Subsidiaries on a consolidated basis and not theretofore a matter of public knowledge; (iv) incur or modify any material indebtedness or other liability, other than in the ordinary course of business consistent with past practice; or (v) redeem (other than shares underlying Company Stock Options in connection with a cashless exercise of any Company Stock Option permitted by this Agreement), purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of Common Stock issued upon exercise of Company Stock Options granted under the Company Stock Option Plans;

   (d) except as required pursuant to Benefit Plans in effect as of the date of the Merger Agreement and set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary will (i) make any change in the compensation or benefits payable or to become payable (including any increase pursuant to any Benefit Plan) to any of its officers, directors, employees, agents or consultants (other than increases in wages to employees who are not directors, officers or affiliates, in the ordinary course of business consistent with past practice) or to persons providing management services,
(ii) subject to clause (iv) below, enter into any Benefit Plan or make any loans to, or subject to certain exceptions transfer properties (real, personal or mixed, tangible or intangible), any of its officers, directors, employees, affiliates, agents or consultants or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise or (iv) hire or engage any
(x) employees or consultants other than employees with a title of director or below or non-exempt employees hired in each case on an at-will basis or (y) consultants engaged pursuant to contracts terminable within thirty days without the payment of penalties;

   (e) except as required pursuant to Benefit Plans in effect as of the date of the Merger Agreement and which are set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary will (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing Benefit Plan to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or affiliate of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice;
(ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Benefit Plan with or for the benefit of any Company director, officer, employee, agent or consultant, whether past or present; or
(iii) amend in any material respect any such existing Benefit Plan (other than consulting agreements terminable within thirty days without the payment of penalties) in a manner inconsistent with subsection (d) above or this subsection (e);

   (f) the Company will not enter into (i) any of Company Agreement that would be a certain type of Material Company Agreement enumerated in the Merger Agreement were in effect as of the date of the Merger Agreement, (ii) any Company Agreement with a term of greater than one month with any of the 25 biggest airlines (in terms of the Company's published fare gross bookings for the first 6 months of 2001) that would be a Material Company Agreement, were in effect as of the date of the Merger Agreement, (iii) any material License Agreement or (iv) any real estate lease (the "New Material Agreements"); and the Company will not, (A) in any material respect, modify, amend or terminate any Material Company Agreement or New Material Agreement or (B) in any respect modify, amend or terminate any New Material Agreement described in clause (ii) immediately above and any Material Company Agreement that would be such a New Material Agreement were it entered into after the date of the Merger Agreement which would either extend the term thereof or reduce the benefit to the Company of the commissions available thereunder; and neither the Company nor any Company Subsidiary will waive, release or assign any material rights on claims under any Material Company Agreement or New Material Agreement;

   (g) except pursuant to agreements in effect as of the date of the Merger Agreement and set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary will permit any insurance policy insuring material assets or material risks naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

   (h) neither the Company nor any Company Subsidiary will (i) incur or assume any short-term indebtedness or long-term indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate) except (x) to the extent set forth (and then only in time frame set forth) in the overall operating plan and capital and operating budgets for the Company authorized and approved by the Company's board of directors, in each case as set forth in the Company Disclosure Schedule or (y) investments in short-term investments which are re-invested in accordance with the Company Disclosure Schedule; or (v) dispose of or permit any Encumbrance upon (x) the current assets of the Company, including, without limitation, cash and cash equivalents as reflected on the most recent balance sheet of the Company or, (y) except for Permitted Liens, any other assets of the Company;

   (i) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or (ii) make or change any election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Returns, enter into any closing agreement, settle or consent to any Tax Claim, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax Claim;

   (j) except pursuant to agreements in effect as of the date of the Merger Agreement and set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice (including payments under Company Agreements in accordance with the terms of such agreements as in effect on the date hereof), or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

   (k) cancel any debts owing to the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries on a consolidated basis or waive any claims or rights of material value to the Company and the Company Subsidiaries on a consolidated basis;

   (l) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

   (m) write down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or write off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business consistent with past practice or that are not material to the Company and the Company Subsidiaries on a consolidated basis;

   (n) neither the Company nor any Company Subsidiary will take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger or any of the conditions to the Offer set forth in the Merger Agreement, not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the Merger Agreement or materially delay such consummation; and

   (o) neither the Company nor any Company Subsidiary will enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

   No Solicitation. Pursuant to the Merger Agreement, the Company has ceased and caused to be terminated all existing discussions, negotiations and communications with any individual, entity or other person with respect to any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to the Merger Agreement ("Acquisition Proposal"). Except as provided below, from the date of the Merger Agreement until the earlier of termination of the Merger Agreement or the Effective Time, the Company will not and will not authorize or permit its officers, directors, director-level and above employees, investment bankers, attorneys, accountants or other agents to (collectively, "Representatives") (and use its best efforts to cause its other employees not to) directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data concerning the Company's business, properties or assets to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company's Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, will be deemed a breach of the Merger Agreement by the Company. Notwithstanding the foregoing, nothing contained in the Merger Agreement will prohibit the Company or its board of directors from (x) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, including taking and disclosing to the Company's stockholders its position with respect to tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (y) making such disclosure to the Company's stockholders as in the good-faith judgment of the Company Board of Directors, only after receipt of advice from outside legal counsel to the Company that such disclosure is required under applicable law (z) referring a third party to the "No Solicitation" clause of the Merger Agreement or making a copy of said clause available to any third party.

   Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information and data concerning its business, properties and assets to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated as of May 24, 2001 entered into between Parent and the Company (as amended, the "Confidentiality Agreement"), and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, and only if, (x) such Acquisition Proposal is for (i) a merger or other business combination involving the Company, (ii) a proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 25% or more of the Shares or of the total voting securities of the Company outstanding or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company other than the Merger; (y) such entity or group has on an unsolicited basis, and in the absence of any violation of the Merger Agreement by the Company, submitted a bona fide written proposal to the Company relating to any such Takeover Proposal which the Company's board of directors determines in good faith, after consulting with outside legal counsel and a nationally recognized investment banking firm, involves consideration to the holders of the Shares that is superior to the consideration offered pursuant to the Offer, considering, among other things, the nature of the currency being offered, or otherwise is reasonably likely to represent a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining additional financing other than that which is committed (or which in the good faith judgment of the Company's board of directors, after consultation with a nationally recognized investment banking firm, is reasonably capable of being obtained by such person); and (z) in the good-faith opinion of the Company's board of directors, only after consultation with outside legal counsel to the Company, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and the failure to provide such information or access or to engage in such discussions or negotiations would be reasonably likely to cause the Company's board of directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x), (y) and (z) being referred to as a "Superior Proposal"). The Company will within twenty-four (24) hours following receipt (to the Company's knowledge) of a Takeover Proposal notify Parent of receipt of same, and provide Parent with a copy of such Takeover Proposal and identity of the Person making such Takeover Proposal. The Company will promptly, and in any event within twenty-four (24) hours following determination by the Company's board of directors that a Takeover Proposal is a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent of such determination. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

   The Merger Agreement provides that except as set forth in the Merger Agreement, neither the Company's board of directors nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions (as defined in the Merger Agreement), to Parent or to the Purchaser, the approval or recommendation by the Company's board of directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement (other than as provided by the Merger Agreement) with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company's board of directors may (subject to the terms of this and the following sentence) (A) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, if after consultation with its independent legal counsel, it determines in good faith that failure to take such action would be reasonably likely to cause it to violate its fiduciary duties to Company stockholders under applicable law, or
(B) approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in the case of each of clauses (A) and (B), if at any time after seventy-two (72) hours (or, if longer, two business days) have elapsed following the Company's delivery to Parent of written notice advising Parent that the Company's board of directors has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that the Company will not enter into an agreement with respect to a Superior Proposal unless the Company will also have terminated this Agreement in compliance with the Merger Agreement. Any such withdrawal, modification or change of the recommendation or the Company's board of directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any agreement with respect to any Superior Proposal will not change the approval of the Company's board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions provided for or contemplated by the Merger Agreement or the Stockholder Agreement (the "Transactions"), including each of the Offer, the Merger and the Stockholder Agreement.

   The Merger Agreement provides that the Company may terminate the Merger Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal, provided that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to the Merger Agreement, identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) during the period following the delivery of the second notice referred to in clause (i) above and ending upon the delivery of the notice referred to in clause (iii) below, Parent will have the right to propose adjustments in the terms and conditions of the Merger Agreement and the Company will have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of the Merger Agreement, and (iii) (A) at least seventy-two (72) hours (or, if longer, two business days) after the Company has provided the notice referred to in clause (i) above, the Company delivers to Parent a written notice of termination of the Merger Agreement in accordance with its terms, and (B) prior to the effective termination of the Merger Agreement, the Company delivers to Parent (x) a cashier's check in the amount of the Termination Fee (as defined the Merger Agreement and as summarized below) and (y) a written acknowledgment from each other party to such Superior Proposal that waives any right it may have to contest the validity or enforceability of any of the terms and conditions of this Agreement.

   Indemnification and Insurance. The Merger Agreement provides that for a period of six (6) years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) will indemnify, defend and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries, and persons who become any of the foregoing prior to the Effective Time, against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation, which consent will not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable provisions of the DGCL, the terms of the Company's certificate of incorporation or the bylaws, and under any agreements as in effect at the date hereof (true and correct copies of which have been previously provided to Parent); provided, however, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of any and all such claims.

   Parent will, from and after the date on which its designees are appointed to a majority of the Company's directorships cause the Surviving Corporation to, and the Surviving Corporation will, perform all of the indemnification obligations set forth the Company's certificate of incorporation and bylaws, all as in effect on the date of the Merger Agreement. In addition, Parent will cause the Surviving Corporation to, and the Surviving Corporation will, pay all amounts that become due and payable under the indemnification provisions of the Company's certificate of incorporation and bylaws. Parent has guaranteed these indemnification obligations of the Surviving Corporation.

   Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, subsidiaries and affiliates, capitalization, authority relative to the transactions, validity of the agreement, approvals by its board of directors, the vote of its stockholders required to approve the transactions, consents and approvals necessary for the Company to consummate the Transactions, the Company's financial statements and public filings, conduct of the Company's business, its liabilities, litigation involving the Company, employee benefit plans, taxes, its contracts, real and personal property, potential conflicts of interest among the Company, the Company subsidiaries, and any of their affiliates, intellectual property, labor matters, compliance with applicable laws, environmental matters, information that the Company may provide in the Proxy Statement, if any, information that the Company has provided in the Schedule 14D-9 filed by the Company in accordance with the Exchange Act, the opinion of the Company's financial advisor, insurance, brokers that may be entitled to any fees from the Company, personnel, and continuance of the Company's business relationships.

   Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality," "Company Material Adverse Effect" or "Company Material Adverse Change." For purposes of the Merger Agreement and this Offer to Purchase, the term "Company Material Adverse Effect" or "Company Material Adverse Change" means any change, event or effect, as the case may be, that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, or assets or liabilities, with all such matters being considered in the aggregate, of the Company and the Company Subsidiaries, taken as a whole, except any such change, event or effect resulting primarily from: (i) any change in the market price or trading volume of the Company's securities; (ii) conditions (including changes in economic, financial market, regulatory or political conditions) affecting generally the online travel or leisure travel industries in which the Company participates, (iii) actions taken, delayed or omitted to be taken by the Company at the written request of any of certain enumerated executive officers of Parent after the date of the Merger Agreement,
(iv) certain enumerated items in the Company Disclosure Schedule; or (v) any disruption of certain employee, customer, supplier or other similar relationships or other events or circumstances resulting primarily from or which are primarily attributable to the execution or announcement of the Merger Agreement and the identity of the Parent.

   Pursuant to the Merger Agreement, each of Parent and the Purchaser has made customary representations and warranties to the Company with respect to, among other things, its organization, authority to enter into the Merger Agreement and consummate the Transactions, consents and approvals necessary to consummate the Transactions, information that each of Parent and the Purchaser may provide in the Proxy Statement, if any, information that each of Parent and the Purchaser has provided in the Offer Documents filed by Parent and the Purchaser in accordance with the Exchange Act, brokers that may be entitled to any fees from Parent or the Purchaser, and Purchaser's financial ability to consummate the Offer.

   Termination; Fees. The Merger Agreement may be terminated and the Transactions contemplated therein abandoned at any time prior to the Effective Time of the Merger, whether before or after stockholder approval:

   (a) by mutual written consent of Parent and the Company; or

   (b) by Parent if the Minimum Condition defined in the Merger Agreement is not satisfied by the Expiration Date; provided, however, that Parent will not be entitled to terminate the Merger Agreement for such reason if it or the Purchaser is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement and such breach has been the cause of, or resulted in, such failure to satisfy the Minimum Condition; or

   (c) by either Parent or the Company (i) if a court of competent jurisdiction or other Governmental Entity will have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions or the Stockholder Agreement,
(ii) prior to the purchase of Shares pursuant to the Offer, if there has been a breach by the other party of any representation or warranty set forth in the Merger Agreement, which breach will result in any condition set forth in
Section 14 "Certain Conditions of the Offer" not being satisfied (and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within ten days after the receipt of written notice thereof), (iii) prior to the purchase of Shares pursuant to the Offer, if there has been a breach by the other party of any covenant or agreement set forth in the Merger Agreement, which breach will result in any condition set forth in Section 14 "Certain Conditions of the Offer" not being satisfied (and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within ten days after the receipt of written notice thereof), or (iv) if the Offer has not been consummated by November 30, 2001 (the "Initial Drop Dead Date"); provided, however, that if the failure of the Offer to have been consummated (x) by the Initial Drop Dead Date is the result of the failure of the HSR Condition (as defined in the Merger Agreement), then either Parent or the Company may elect on or one day prior to such date to extend the drop dead date to January 21, 2002 (the "Second Drop Dead Date"); provided, further, however, that the right to terminate this Agreement pursuant to this clause (iv) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated by the Initial Drop Dead Date or the Second Drop Dead Date, as the case may be; or

   (d) by Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company's board of directors will have withdrawn, modified, or changed its recommendation in respect of this Agreement or the Offer in a manner adverse to the Transactions, to the Parent or to the Purchaser, (ii) the Company's board of directors will have approved or recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Proposal or entered into an agreement with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the Merger Agreement), (iii) the Company will have exercised a right with respect to a Superior Proposal referenced in the Merger Agreement and will, directly or through its Representatives, continue discussions with any third party concerning a Superior Proposal for more than 10 business days after the determination by the Company's board of directors that a Takeover Proposal is a Superior Proposal, (iv) an Acquisition Proposal that is publicly disclosed will have been commenced, publicly proposed or communicated in a public manner to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company will not have rejected in a manner that becomes publicly disclosed such proposal within ten business days after its existence first becomes publicly disclosed, (v) the Company will have materially violated or breached any of its obligations under the Merger Agreement, or (vi) the Company's board of directors will have approved any transaction other than the Transactions under Section 203 of the DGCL; or

   (e) by the Company in connection with entering into an agreement with respect to a Superior Proposal; or

   (f) by the Company in the event that the Offer has expired without Purchaser purchasing any Shares pursuant thereto.

   In the event of the termination of the Merger Agreement as provided above, written notice thereof will forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will become null and void and there will be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in the Merger Agreement and (ii) nothing will relieve any party from liability for any breach of the Merger Agreement.

   If (i) Parent will have terminated the Merger Agreement pursuant to clause
(d), above; (ii) the Company will have terminated the Merger Agreement pursuant to clause (e), above; (iii) Parent will have terminated the Merger Agreement pursuant to clause (c), above, following the date of the Merger Agreement, but prior to such termination there will have been a Takeover Proposal (other than a Takeover Proposal prior to the date of the Merger Agreement or that is withdrawn prior to the termination of the Merger Agreement); (iv) (x) Parent will have terminated the Merger Agreement pursuant to clause (b), above, or clause (c)(ii), above, (y) following the date of the Merger Agreement, but prior to such termination, there will have been a Takeover Proposal (other than a Takeover Proposal prior to the date of the Merger Agreement or that is withdrawn prior to the termination of the Merger Agreement), and (z) concurrently with such termination, or within 12 months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated; or (v) (x) the Merger Agreement will have been terminated pursuant to clause (b), above, or (c)(iv), above, (y) any stockholder party to the Stockholder Agreement will have breached or failed to perform any of obligations of such stockholder party under the Stockholder Agreement and (z) within 12 months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then the Company will pay $16,000,000 plus an amount not to exceed $500,000 of the out-of-pocket expenses incurred by Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions (the "Termination Fee") (x) in no event later than two business days after the date of such termination if pursuant to clause (d) or clause
(c)(iii), above, and, (y) in the case of a termination (A) pursuant to clause
(b) or clause (c)(iii) or (B) in the case of clause (v) of this paragraph, upon the earlier of the execution of such agreement or consummation of such Takeover Proposal or Superior Proposal.

Stockholder Agreement.

   The following summary of certain provisions of the Stockholder Agreement is qualified in its entirety by reference to the Stockholder Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as an Exhibit to the Schedule TO. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Stockholder Agreement.

   As a condition and inducement to Parent and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, the Stockholders, who have voting power and dispositive power with respect to an aggregate of 10,960,637 Shares, representing approximately 47% of the Shares outstanding on August 13, 2001, immediately following the execution and delivery of the Merger Agreement, entered into the Stockholder Agreement. One of the Stockholders is a founder of the Company and Executive Chairman of the Company's board of directors.

   Each Stockholder has agreed that, prior to the termination of the Stockholder Agreement pursuant to its terms, he, she or it will not (i) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares;
or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations under the Stockholders Agreement or the transactions contemplated thereby.

   Each Stockholder has granted Parent a continuing proxy with respect to the voting of such Shares (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company for which shareholders of the Company would receive consideration per share equal to or greater than the consideration to be received by such shareholders in the Offer and the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger.

   Subject to the terms and conditions of the Stockholder Agreement, each Stockholder has granted to Parent a continuing option (the "Option"), irrevocable until termination of the Stockholder Agreement, to purchase for cash all, but not less than all, of the Common Stock beneficially owned or controlled by such Stockholder as of the date of the Stockholder Agreement, or beneficially owned or controlled by such Stockholder at any time after the date of the Stockholder Agreement (including, without limitation, by way of exercise of options, warrants or other rights to purchase Company Common Stock as contemplated by the Stockholder Agreement or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by such Stockholder (as adjusted as set forth in the Stockholder Agreement) (the "Option Shares") at a purchase price equal to $16.50 per Share or any higher price that may be paid in the Offer or the Merger. Parent may exercise the Option with respect to all Option Shares held by any Stockholder by notice given to such Stockholder at any time prior to termination of the Stockholder Agreement and following either failure of such Stockholder to timely tender his, her or its shares into the Offer in accordance with the Stockholder Agreement or the withdrawal of such shares once tendered.

   Parent has agreed, in the event that it purchases shares from stockholders pursuant to its exercise of the Options, to take all commercially reasonable actions to offer to purchase and to purchase (by merger, tender offer or otherwise) all of the outstanding equity securities of the Company at a price per Share no less than that paid to the Stockholders pursuant to its exercise of the Options, subject to certain limitations set forth in the Stockholder Agreement, including that Parent will not be required to make any offer for a period of longer than 20 business days or on terms and conditions that are less favorable to Parent than the terms and conditions set forth in the Merger Agreement and in the other transactions contemplated in connection with the Offer and the Merger; and provided, that, except in the event that the Merger Agreement has been terminated prior to the purchase by Parent of shares pursuant to its exercise of the Options, compliance by Parent with all of its material obligations under the Merger Agreement will be deemed to satisfy these obligations.

   Each Stockholder agreed that neither such Stockholder nor any of its representatives will (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal.

   Each Stockholder has also agreed with respect to their respective Shares that in the event of a termination of the Stockholder Agreement, for a period of twelve months following the date of the Stockholder Agreement, that he, she or it will not agree to tender such Shares into any tender offer or vote in favor of or grant any option in connection with a Takeover Proposal, in any such case pursuant to an agreement that does not provide for termination of such agreement in the event of the termination of any agreement between the Company and any other party relating to a Takeover Proposal.

   The Stockholder Agreement, and all rights and obligations of the parties thereunder, will terminate immediately upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time unless any Stockholder is in breach of any material term of the Stockholder Agreement; provided, however, that in the event that, prior to the termination of the Stockholder Agreement, Parent has notified any Stockholder of its exercise of the Options pursuant to the Stockholder Agreement, the Stockholder Agreement will not terminate until ten business days following the date specified in such notice for the closing of the purchase of the shares, as such date may be extended pursuant to the Stockholder Agreement; provided further, however, that, pursuant to the terms of the Stockholder Agreement, certain sections of that Agreement survive any termination of the Stockholder Agreement. The terms "Acquisition Proposal," "Takeover Proposal," and "Effective Time" as used in the Stockholder Agreement have the meanings ascribed to them in the Merger Agreement.

14. CERTAIN CONDITIONS OF THE OFFER.

   Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless the Minimum Condition (as defined in the Merger Agreement) will have been satisfied. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or pay for any validly tendered Shares if, at the Expiration Date
(i) any applicable waiting periods under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions have not expired or terminated prior to termination of the Offer, or (ii) any of the following events will occur and be continuing (other than as a result of any action or inaction of Parent and Purchaser that constitutes a breach of the Merger Agreement):

   (a) there will be threatened in writing or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any Company Subsidiary (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's and the Company Subsidiaries' businesses or assets, taken as a whole, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Transactions, or seeking to obtain from the Company, Parent or the Purchaser, by reason of any of the Transactions, any damages that would reasonably be likely to have a Company Material Adverse Effect (as defined in the Merger Agreement), (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger (but not including for these purposes any limitations that relate solely to Parent's ability to access the funds it requires to consummate the Offer), (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

   (b) there will be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action will be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any comparable provisions of any applicable pre-merger notification laws or regulations of foreign jurisdictions, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph
(a) above;

   (c) there will have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq Stock Market for a period in excess of three hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchanges not related to market conditions), (ii) a declaration by a Governmental Entity of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, which in any case is reasonably expected to have a Company Material Adverse Effect or to materially adversely affect Parent's or Purchaser's ability to consummate the Transactions, or (iv) any extraordinary limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

   (d) (i) any of the representations and warranties of Company contained in the Merger Agreement (other than those referred to below), will not be true and correct as of the date of the Merger Agreement and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), unless the inaccuracies under such representations and warranties (without giving effect to any materiality or material adverse effect qualifier or standard contained in any such representation or warranty), taken together in their entirety, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; (ii) any of the representations and warranties in the Merger Agreement pertaining to (A) the capitalization of the Company will not be true and correct as of the date of the Merger Agreement and as of the Expiration Date or (B) to the opinion of the Company's financial advisor or to the Company's financial statements will not be true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date; or (iii) inaccuracies in or breaches of any of the representations and warranties pertaining to the corporate organization of the Company, the authority of the Company to enter into the Merger Agreement and the Transactions, or the requisite approvals of the stockholders or the Company's board of directors concerning the Merger Agreement and the Transactions will be reasonably likely to have a material adverse effect on the ability of either the Company or Parent to consummate any of the Transactions;

   (e) since the date of the Merger Agreement, there will have occurred any events or changes which have had, individually or in the aggregate, a Company Material Adverse Change;

   (f) the Company's board of directors or any committee thereof will have (i) withdrawn, or modified or changed in a manner adverse to the Transactions, to the Parent or to the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) approved or recommended any Acquisition Proposal or entered into any agreement (other than a confidentiality agreement entered into in accordance with the Merger Agreement) with respect to a Superior Proposal pursuant to the Merger Agreement, (iii) resolved to do any of the foregoing or (iv) taken a neutral position or made no recommendation, in each case in a manner that is publicly disclosed, with respect to a publicly disclosed Acquisition Proposal (other than by Parent or the Purchaser) after a reasonable amount of time (and in no event more than 10 business days following public communication thereof) has elapsed for the Company's board of directors or any committee thereof to review and make a recommendation with respect thereto;

   (g) the Company will have breached or failed, in any material respect, to perform or to comply with any material agreement or material covenant to be performed or complied with by it under the Merger Agreement;

   (h) the Purchaser will have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in clauses
(d), (e) and (g), above, have not occurred;

   (i) all consents, permits and approvals of governmental authorities required by the Merger Agreement will not have been obtained; or

   (j) the Merger Agreement will have been terminated in accordance with its terms.

   The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

   Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any shares tendered. See Section 14--"Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

   Delaware Law. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder such action may not be taken by written consent. The board of directors of the Company has taken all actions necessary to exempt the Merger Agreement and the actions contemplated thereby, including the Offer and the Merger, and by the Stockholder Agreement, including the grant of the proxy and the Options from the provisions of Section 203 of the DGCL, and has agreed not to take any action to affect such exemption.

   State Takeover Laws. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

   In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   Cheap Tickets' principal executive offices are located in Hawaii, and Cheap Tickets maintains substantial operations there. Under the Hawaii Takeover Disclosures Law certain procedures and disclosures are requested in connection with any tender offer to acquire more than 10% of any class of equity securities of the target corporation or any offer that would increase by more than 5% the equity ownership of the offeror in the target corporation, unless the board has approved the tender offer in writing. The Board has approved the Offer and the Merger in writing. Accordingly, the Hawaii Takeover Disclosure Law is inapplicable to the Transactions (as defined in the Merger Agreement), including the Offer and Merger.

   Antitrust. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

   A Notification and Report Form with respect to the Offer was filed under the HSR Act on August 16, 2001, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on August 31, 2001 unless extended by a request for additional information or documentary material. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the Offer or otherwise or seeking divestiture of shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14--"Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   In addition to the United States, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. Parent and the Company are reviewing whether any such filings are required and intend to make such filings promptly to the extent required. However, Parent does not currently believe that any such filing will be required.

   Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer has been structured so as to be in full compliance with the Margin Regulations.

   A complaint entitled Franks vs. Cheap Tickets, Inc., George M. Mrkonic, Sam
E. Galeotos, Michael J. Hartley, Cece Smith and Giles H. Bateman, was filed in the Circuit Court of the First Circuit of the State of Hawaii against Cheap Tickets and certain directors of Cheap Tickets, as a purported class action on August 13, 2001.

   The Franks complaint seeks damages and preliminary and permanent injunctive relief, costs and disbursements, including reasonable attorneys' and experts' fees. The Franks action alleges, among other things, that the individual defendants breached their fiduciary duties by failing to properly determine Cheap Tickets' value as an acquisition candidate, failing to obtain adequate consideration for Cheap Tickets' common stock, and obtaining additional unspecified benefits for themselves in the transaction.

   Cheap Tickets and the individual defendants believe that these complaints are meritless and they will be defended vigorously.

16. FEES AND EXPENSES.

   Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

   The Purchaser has retained Georgeson Shareholder Communications, Inc. to act as the Information Agent and Mellon Investor Services LLC to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

   The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Dealer Manager) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

   The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Parent and Purchaser have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the
Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

Diamondhead Acquisition Corporation
August 23, 2001

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

   1. PARENT. The name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, the business address of each such person is c/o Cendant Corporation, 9 West 57th Street, New York, New York 10019.

                               Present Principal Occupation or Employment;
     Name and Address       Material Positions Held During the Past Five Years
     ----------------       --------------------------------------------------
 Henry R. Silverman...... Mr. Silverman, age 60, has been President and Chief
                           Executive Officer and Director of Parent since
                           December 1997 and Chairman of the Board of Directors
                           and Chairman of the Executive Committee of the Board
                           of Directors since July 28, 1998. Mr. Silverman was
                           Chairman of the Board, Chairman of the Executive
                           Committee and Chief Executive Officer of HFS from
                           May 1990 until December 1997. From November 1994
                           until February 1996, Mr. Silverman also served as
                           Chairman of the Board and Chief Executive Officer of
                           Chartwell Leisure Inc.

 James E. Buckman........ Mr. Buckman, age 56, has been a Vice Chairman since
                           November 1998 and General Counsel and a Director of
                           Parent since December 1997. Mr. Buckman was a Senior
                           Executive Vice President of Parent from December
                           1997 until November 1998. Mr. Buckman was the Senior
                           Executive Vice President and General Counsel and
                           Assistant Secretary of HFS from May 1997 to December
                           1997, a Director of HFS since June 1994 and was
                           Executive Vice President, General Counsel and
                           Assistant Secretary of HFS from February 1992 to May
                           1997. Mr. Buckman also serves as a director and
                           officer of several subsidiaries of Parent. From
                           November 1994 to February 1996, Mr. Buckman served
                           as the Executive Vice President, General Counsel and
                           Secretary of Chartwell and until August 1996 he
                           served as a director of Chartwell. Mr. Buckman also
                           serves as a Director of PHH Corporation, a wholly
                           owned subsidiary of Parent, which files reports
                           pursuant to the Exchange Act.

 Stephen P. Holmes....... Mr. Holmes, age 43, has been a Vice Chairman and
  Cendant Corporation      Director of Parent and Chairman and Chief Executive
  6 Sylvan Way             Officer of the Travel Division of Parent since
  Parsippany, NJ 07054     December 1997. Mr. Holmes was Vice Chairman of HFS
                           from September 1996 until December 1997 and was a
                           Director of HFS from June 1994 until December 1997.
                           From July 1990 through September 1996, Mr. Holmes
                           served as Executive Vice President, Treasurer and
                           Chief Financial Officer of HFS. Mr. Holmes also
                           serves as a director and officer of several
                           subsidiaries of Parent. Mr. Holmes is a director of
                           PHH Corporation, a wholly owned subsidiary of
                           Parent, which files reports pursuant to the Exchange
                           Act. Mr. Holmes is also a Director of Avis Europe
                           PLC. Mr. Holmes was a Director of Avis Group
                           Holdings, Inc. from September 1997 until March 1,
                           2001.

 Kevin M. Sheehan........ Mr. Sheehan, age 48, has been Senior Executive Vice
  Cendant Corporation      President and Chief Financial Officer since March 1,
  6 Sylvan Way             2001. From August 1999 to February 2001, Mr. Sheehan
  Parsippany, NJ 07054     was President--Corporate and Business Affairs and
                           Chief Financial Officer of Avis Group Holdings, Inc.
                           and a Director of that company since June 1999. From
                           December 1996 to August 1999, Mr. Sheehan was
                           Executive Vice President and Chief Financial Officer
                           of

                               Present Principal Occupation or Employment;
     Name and Address       Material Positions Held During the Past Five Years
     ----------------       --------------------------------------------------
                           Avis Group Holdings, Inc. He served as Executive
                           Vice President and Chief Financial Officer of Avis
                           Car Rental Services, Inc. from December 1996 until
                           March 1, 2001 and of PHH from June 1999 until March
                           1, 2001. From September 1996 to September 1997, Mr.
                           Sheehan was a Senior Vice President of HFS. From
                           December 1994 to September 1996, Mr. Sheehan was
                           Chief Financial Officer for STT Video Partners, a
                           joint venture between Time Warner,
                           Telecommunications, Inc., Sega of America and HBO.
                           Prior thereto, he was with Reliance Group Holdings,
                           Inc., an insurance holding company, and some of its
                           affiliated companies for ten years and was involved
                           with the formation of the Spanish language
                           television network, Telemundo Group, Inc. and from
                           1991 through 1994 was Senior Vice President--Finance
                           and Controller.

 Richard A. Smith........ Mr. Smith, age 47, has been Chairman and Chief
  Cendant Corporation      Executive Officer of the Real Estate Division of
  6 Sylvan Way             Parent since December 1997. Mr. Smith was President
  Parsippany, NJ 07054     of the Real Estate Division of HFS from October 1996
                           to December 1997 and Executive Vice President of
                           Operations for HFS Incorporated from February 1992
                           to October 1996. Mr. Smith is a Director of
                           Homestore.com, Inc. and NRT Incorporated.

 John W. Chidsey......... Mr. Chidsey, age 39, has been Chief Executive Officer
  Cendant Corporation      of the Diversified Services Division, including the
  6 Sylvan Way             Individual Membership Segment, since March 2000.
  Parsippany, NJ 07054     Mr. Chidsey was Chief Executive Officer of the
                           Diversified Services Division, excluding the
                           Individual Membership Segment, from January 2000
                           until March 2000. Mr. Chidsey was Chairman and Chief
                           Executive Officer of the Insurance/Wholesale
                           Division of the Company from November 1998 until
                           January 2000. From May 1998 to November 1998,
                           Mr. Chidsey was President and Chief Operating
                           Officer of the Alliance Marketing Division of the
                           Company. From December 1997 to May 1998, Mr. Chidsey
                           was Executive Vice President, Business Development
                           of the Company. From 1995 to December 1997, Mr.
                           Chidsey was Senior Vice President, Preferred
                           Alliance Services for HFS. Prior to joining HFS,
                           Mr. Chidsey was the Chief Financial Officer at two
                           divisions of PepsiCo, Inc. with responsibilities for
                           international operations.

 Samuel L. Katz.......... Mr. Katz, age 36, has been Senior Executive Vice
                           President and Chief Strategic Officer of Parent
                           since January 2001. From January 2000 to January
                           2001, Mr. Katz was Senior Executive Vice President
                           and Chief Executive Officer of the Cendant Internet
                           Group. Mr. Katz was Senior Executive Vice President,
                           Strategic Development of the Company from July 1999
                           to January 2000, Executive Vice President, Strategic
                           Development from April 1998 until January 2000, and
                           Senior Vice President, Acquisitions from December
                           1997 to March 1998. Mr. Katz was Senior Vice
                           President, Acquisitions of HFS from January 1996 to
                           December 1997. From June 1993 to December 1995,
                           Mr. Katz was Vice President of Dickstein Partners
                           Inc., a private investment firm. Mr. Katz is a
                           director of Specialty Catalog Corp. and NRT
                           Incorporated.

 Thomas D. Christopoul... Mr. Christopoul, age 36, has been Senior Executive
  Cendant Corporation      Vice President and Chief Administrative Officer of
  6 Sylvan Way             Parent since April 2000. From January 2000 to April
  Parsippany, NJ 07054     2000, Mr. Christopoul was President, Cendant
                           Membership Services. From October 1999 to January
                           2000, Mr. Christopoul was Executive Vice President,
                           Corporate Services. From April 1998 to October 1999,
                           Mr. Christopoul was Executive Vice President, Human
                           Resources, and from December 1997 until April 1998,
                           Mr. Christopoul was Senior Vice President,

                              Present Principal Occupation or Employment;
     Name and Address      Material Positions Held During the Past Five Years
     ----------------      --------------------------------------------------
                           Human Resources. Mr. Christopoul was Senior Vice
                           President, Human Resources of HFS from October
                           1996 until December 1997 and Vice President Human
                           Resources of HFS from October 1995 until October
                           1996. He also is Chairman of Advance-Ross
                           Corporation, a subsidiary of Parent.

 Tobia Ippolito.......... Mr. Ippolito, age 37, has been Executive Vice
                           President and Chief Accounting Officer for Parent
                           since 1999. Prior to that, he was Executive Vice
                           President, Finance and Administration for the
                           Cendant Internet Group. From 1993 to 1997,
                           Mr. Ippolito was the Corporate Controller of HFS
                           Incorporated.

 Myra J. Biblowit........ Ms. Biblowit, age 52, has been a Director of Parent
  The Breast Cancer        since April 2000. Since April 2001, Ms. Biblowit
   Research Foundation     has been President of The Breast Cancer Research
  Suite 1209               Foundation. From July 1997 until March 2001, she
  654 Madison Avenue       served as Vice Dean for External Affairs for the
  New York, NY 10021       New York University School of Medicine and Senior
                           Vice President of the Mount Sinai-NYU Health
                           System. From June 1991 to June 1997, Ms. Biblowit
                           was Senior Vice President, and Executive Director
                           of the Capital Campaign for the American Museum of
                           National History and prior to that, served as
                           Executive Vice President of the Central Park
                           Conservancy from 1986 to 1991. Ms. Biblowit is
                           currently a member of the Board of Directors of
                           the Women's Executive Circle, UJA Federation, a
                           Trustee of the Historic House Trust of New York
                           City and a Trustee of the Columbia Land
                           Conservancy. Ms. Biblowit is a former Director of
                           Art Spaces and a founding Director of the City
                           Parks Foundation. Ms. Biblowit is also a member of
                           the Women's Forum.

The HonorAable William S.
 Cohen..................  The Honorable William S. Cohen, age 60, has been a
  The Cohen Group          Director of Parent since January 2001. Since January
  600 13th St., NW         2001, Secretary Cohen has been the Chairman and
  Suite 640                Chief Executive Officer of The Cohen Group, a
  Washington, DC 20005     consulting company. From January 1997 until January
                           2001, Secretary Cohen served as U.S. Secretary of
                           Defense. From 1979 until January 1997, Secretary
                           Cohen served as the U.S. Senator for the State of
                           Maine. From 1973 until 1979, Secretary Cohen served
                           as a member of the House of Representatives from
                           Maine's Second Congressional District.

 Leonard S. Coleman...... Mr. Coleman, age 52, has been a Director of Parent since December 1997. Mr. Coleman was a Director of
                           HFS from April 1997 until December 1997. Mr.
                           Coleman is presently Senior Advisor to Major
                           League Baseball. Mr. Coleman was President of The
                           National League of Professional Baseball Clubs
                           from 1994-1999, having previously served since
                           1992 as Executive Director, Market Development of
                           Major League Baseball. Mr. Coleman was a Director
                           of Avis Group Holdings, Inc. from September 1997
                           until March 1, 2000. Mr. Coleman is a director of
                           the following corporations which file reports
                           pursuant to the Exchange Act: Owens Corning, The
                           Omnicom Group, New Jersey Resources, H.J. Heinz
                           Company, Radio Unica and Electronic Arts.

 Martin Edelman.......... Mr. Edelman, age 59, has been a Director of Parent
  Paul, Hastings,          since December 1997. Mr. Edelman was a Director of
   Janofsky & Walker LLP   HFS from November 1993 until December 1997. Mr.
  399 Park Avenue          Edelman is Of Counsel to Paul, Hastings, Janofsky
  New York, NY 10022       & Walker, a New York City law firm, since June
                           2000. Mr. Edelman was a partner with Battle
                           Fowler, which merged with Paul Hastings, Janofsky
                           & Walker, from 1972 through 1993 and from January
                           1, 1994 until June 2000 was Of Counsel to Battle
                           Fowler. Mr. Edelman is also a partner of Chartwell
                           Hotels Associates, Chartwell Leisure Associates
                           L.P., Chartwell Leisure Associates

                               Present Principal Occupation or Employment;
     Name and Address      Material Positions Held During the Past Five Years
     ----------------      --------------------------------------------------
                           L.P. II, and of certain of their respective
                           affiliates. Mr. Edelman also serves as a director
                           of the following corporations which file reports
                           pursuant to the Exchange Act: Capital Trust and
                           Arcadia Realty Trust and Vitamin Shoppe, Inc. Mr.
                           Edelman was Chairman of the Board of Directors of
                           Avis Rent A Car, Inc. from December 1998 until
                           November 1999. Mr. Edelman was a Director of Avis
                           Group Holdings, Inc. from September 1997 until
                           March 1, 2001.

 John C. Malone, Ph.D.... Dr. Malone, age 59, has been a Director of Parent
  Liberty Media            since March 2000. Since 1999, Dr. Malone has been
   Corporation             Chairman of Liberty Media Group. Prior to serving
  9197 South Pioria St.    as Chairman of Liberty Media Group, Dr. Malone was
  Englewood, CO 80112      the Chairman (1996-1999), Chief Executive Officer
                           (1994-1999), and President (1994-1997) of Tele-
                           Communications, Inc., Chief Executive Officer
                           (1992-1994) and President (1973-1994) of TCI
                           Communications Inc. Dr. Malone is a Director of
                           Liberty Media Group, The Bank of New York, the
                           CATO Institute, Discovery Communications, Inc., BET
                           Holdings II, Inc., 360 Networks, Inc. and USANi,
                           LLC. Dr. Malone also is a Director of AT&T
                           Corporation and a Member of AT&T's Governance and
                           Nominating Committee and the Capital Stock
                           Committee since March 1999.

 Cheryl D. Mills......... Ms. Mills, age 36, has been a Director of Parent
  Oxygen Media, Inc.       since June 2000. Since October 1999, Ms. Mills has
  75 Ninth Avenue          been Senior Vice President for Corporate Policy and
  New York, NY 10018       Public Programming of Oxygen Media, Inc. From 1997
                           to 1999, Ms. Mills was Deputy Counsel to President
                           Clinton. From 1993 to 1996, Ms. Mills also served
                           as Associate Counsel to the President, and as
                           Deputy General Counsel of the Clinton/Gore
                           Transition Planning Foundation. From 1990 to 1992,
                           Ms. Mills was an associate at the Washington, D.C.
                           law firm of Hogan and Hartson. Ms. Mills currently
                           serves on the Board of the National Partnership for
                           Women and Families, the Stanford Law School Board
                           of Visitors, and the William J. Clinton
                           Presidential Library Foundation Board of Trustees.
                           Ms. Mills also serves on the Advisory Board of
                           Grassroots.com.

 The Rt. Hon. Brian
 Mulroney, P.C., LL.D. .. Mr. Mulroney, age 62, has been a Director of Parent
  Ogilvy Renault           since December 1997. Mr. Mulroney was a Director of
  1981 McGill              HFS from April 1997 until December 1997. Mr.
  College Ave.             Mulroney was Prime Minister of Canada from 1984 to
  Suite 1100               1993 and is currently Senior Partner in the
  Montreal, Quebec         Montreal-based law firm, Ogilvy Renault. He is a
  H3A 3C1                  director of the following corporations which file
                           reports pursuant to the Exchange Act: America
                           Online Latin America, Inc., Archer Daniels Midland
                           Company Inc., Barrick Gold Corporation, TrizecHahn
                           Corporation Ltd., Quebecor, Inc. and Quebecor World
                           Inc. Mr. Mulroney is a citizen of Canada.

 Robert E. Nederlander... Mr. Nederlander, age 67, has been a Director of
  Nederlander              Parent since December 1997. Mr. Nederlander was a
   Organization, Inc.      Director of HFS from July 1995 to December 1997.
  1450 Broadway            Since November 1981, Mr. Nederlander has been
  20th Floor               President and Director of the Nederlander
  New York, NY 10018       Organization, Inc., owner and operator of one of
                           the world's largest chains of legitimate theaters.
                           Mr. Nederlander has been Chairman of the Board of
                           Riddell Sports Inc. since April 1988 and was the
                           Chief Executive Officer of such corporation from
                           1988 through April 1, 1993. From February until
                           June 1992, Mr. Nederlander was also Riddell Sports
                           Inc.'s interim President and Chief Operating
                           Officer. He served as the Managing General Partner
                           of the New York Yankees from August 1990 until
                           December 1991, and has been a limited partner since
                           1973. Mr. Nederlander

                               Present Principal Occupation or Employment;
     Name and Address      Material Positions Held During the Past Five Years
     ----------------      --------------------------------------------------
                           has been President since October 1985 of
                           Nederlander Television and Film Productions, Inc.;
                           Chairman of the Board and Chief Executive Officer
                           since January 1988 of Mego Financial Corp. and Vice
                           Chairman of the Boardsince February 1988 to early
                           1993 of Vacation Spa Resorts, Inc., an affiliate of
                           Mego. Mr. Nederlander was a director of Mego
                           Mortgage Corp. from September 1996 until June 1998.
                           Mr. Nederlander also served as Chairman of the
                           Board of Allis-Chalmers Corp. from May 1989 to 1993
                           and as Vice Chairman of Allis-Chalmers Corp. from
                           1993 through October 1996. He is currently a
                           Director of Allis-Chalmers Corp. In October 1996,
                           Mr. Nederlander became a director of New
                           Communications, Inc., a publisher of community
                           oriented free circulation newspapers.

 Robert W. Pittman....... Mr. Pittman, age 47, has been a Director of Parent
  AOL Time Warner, Inc.    since December 1997. Mr. Pittman was a Director of
  22000 AOL Way            HFS from July 1994 until December 1997. Since
  Dulles, VA 20166         January 2001, Mr. Pittman has been President and
                           Co-Chief Operating Officer of AOL Time Warner, Inc.
                           From February 1998 until January 2001, Mr. Pittman
                           was President and Chief Operating Officer ofAmerica
                           Online, Inc., a provider of internet online
                           services. From October 1996 to February 1998, Mr.
                           Pittman was President and Chief Executive Officer
                           of AOL Networks, a unit of America Online, Inc.
                           From September 1995 through October 1996, Mr.
                           Pittman served as the Chief Executive Officer and
                           Managing Partner of Parent's subsidiary, Century 21
                           Real Estate Corporation. From 1990 until September
                           1995, Mr. Pittman served as President and Chief
                           Executive Officer of Time Warner Enterprises, a
                           business development unit of Time Warner Inc. and,
                           from 1991 to September 1995, additionally, as
                           Chairman and Chief Executive Officer of Six Flags
                           Entertainment Corporation, the parent of Six Flags
                           Theme Parks Inc. Mr. Pittman serves as a director
                           of AOL Time Warner, Inc., which files reports
                           pursuant to the Exchange Act.

 Sheli Z. Rosenberg...... Ms. Rosenberg, age 59, has been a Director of Parent
  Equity Group             since April 2000. Since January 1, 2000, Ms.
   Investments, Inc.       Rosenberg has been Vice Chairwoman of Equity Group
  2 N. Riverside Plaza     Investments, Inc., a privately held investment
  Suite 600                company which controls over 500 properties
  Chicago, IL 60606        throughout the United States. From October 1994 to
                           December 1999, Ms. Rosenberg was President and
                           Chief Executive Officer of Equity Group
                           Investments, Inc. Ms. Rosenberg serves as a
                           Director of the following companies which file
                           reports pursuant to the Exchange Act: Anixter
                           International Inc., CVS Corporation, Capital Trust,
                           Dynergy Inc., Manufactured Home Communities, Inc.,
                           Equity Residential Properties Trust and Equity
                           Office Property Trust. Ms. Rosenberg also currently
                           sits on the Boards of The Chicago Network, National
                           Partnership of Women & Families, Women's Issue
                           Network Foundation and Rush-Presbyterian-St. Luke's
                           Medical Center.

 Robert F. Smith......... Mr. Smith, age 68, has been a Director of Parent
  Car Component            since December 1997. Mr. Smith was a Director of
   Technologies, Inc.      HFS from February 1993 until December 1997. From
  10 Ironhorse Drive       November 1994 until August 1996, Mr. Smith also
  Bedford, NH 03110        served as a Director of Chartwell Leisure Inc. Mr.
                           Smith is the retired Chairman and Chief Executive
                           Officer of American Express Bank, Ltd. He joined
                           AEBL's parent company, the American Express
                           Company, in 1981 as Corporate Treasurer before
                           moving to American Express Bank and serving as Vice
                           Chairman and Co-Chief Operating Officer and then
                           President prior to becoming Chief Executive
                           Officer. Mr. Smith is currently an equity owner and
                           Senior Managing Director of Car Component
                           Technologies, Inc., an automobile parts
                           remanufacturer, located in Bedford, New Hampshire.

   2. PURCHASER. The name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Parent are set forth below. Each such person is a citizen of the United States. The business address of each such person is c/o Cendant Corporation, 9 West 57th Street, New York, New York 10019 unless otherwise set forth in Section 1 of this Schedule I above.

  Name and Position with       Present Principal Occupation or Employment;
        Purchaser          Material Positions Held During the Past Five Years
  ----------------------   --------------------------------------------------
 James E. Buckman........ Mr. Buckman, age 56, has been a Vice Chairman since
  Director, Executive      November 1998 and General Counsel and a Director of
  Vice  President,         Parent since December 1997. Mr. Buckman was a
  General  Counsel and     Senior Executive Vice President of Parent from
  Assistant  Secretary     December 1997 until November 1998. Mr. Buckman was
                           the Senior Executive Vice President and General
                           Counsel and Assistant Secretary of HFS from May
                           1997 to December 1997, a Director of HFS since June
                           1994 and was Executive Vice President, General
                           Counsel and Assistant Secretary of HFS from
                           February 1992 to May 1997. Mr. Buckman also serves
                           as a director and officer of several subsidiaries
                           of Parent. From November 1994 to February 1996, Mr.
                           Buckman served as the Executive Vice President,
                           General Counsel and Secretary of Chartwell and
                           until August 1996 he served as a director of
                           Chartwell. Mr. Buckman also serves as a Director of
                           PHH Corporation, a wholly owned subsidiary of
                           Parent, which files reports pursuant to the
                           Exchange Act.

 Stephen P. Holmes....... Mr. Holmes, age 43, has been a Vice Chairman and
  Director, President      Director of Parent and Chairman and Chief Executive
                           Officer of the Travel Division of Parent since
                           December 1997. Mr. Holmes was Vice Chairman of HFS
                           from September 1996 until December 1997 and was a
                           Director of HFS from June 1994 until December 1997.
                           From July 1990 through September 1996, Mr. Holmes
                           served as Executive Vice President, Treasurer and
                           Chief Financial Officer of HFS. Mr. Holmes also
                           serves as a director and officer of several
                           subsidiaries of Parent. Mr. Holmes is a director of
                           PHH Corporation, a wholly owned subsidiary of
                           Parent, which files reports pursuant to the
                           Exchange Act. Mr. Holmes is also a Director of Avis
                           Europe PLC. Mr. Holmes was a Director of Avis Group
                           Holdings, Inc. from September 1997 until March 1,
                           2001.

 Kevin M. Sheehan........ Mr. Sheehan, age 46, has been Senior Executive Vice
  Executive Vice           President and Chief Financial Officer of Parent
  President  and           since March 1, 2001. From August 1999 to February
  Treasurer                2001, Mr. Sheehan was President--Corporate and
                           Business Affairs and Chief Financial Officer of
                           Avis Group Holdings, Inc. and a Director of that
                           company since June 1999. From December 1996 to
                           August 1999, Mr. Sheehan was Executive Vice
                           President and Chief Financial Officer of Avis Group
                           Holdings, Inc. He served as Executive Vice
                           President and Chief Financial Officer of Avis Car
                           Rental Services, Inc. from December 1996 until
                           March 1, 2001 and of PHH from June 1999 until March
                           1, 2001. From September 1996 to September 1997, Mr.
                           Sheehan was a Senior Vice President of HFS. From
                           December 1994 to September 1996, Mr. Sheehan was
                           Chief Financial Officer for STT Video Partners, a
                           joint venture between Time Warner,
                           Telecommunications, Inc., Sega of America and HBO.
                           Prior thereto, he was with Reliance Group Holdings,
                           Inc., an insurance holding company, and some of its
                           affiliated companies for ten years and was involved
                           with the formation of the Spanish language
                           television network, Telemundo Group, Inc. and from
                           1991 through 1994 was Senior Vice President--
                           Finance and Controller.

                                           Present Principal Occupation or
                                                     Employment;
     Name, Position with Purchaser     Material Positions Held During the Past
              and Address                             Five Years
     -----------------------------     ---------------------------------------
 Eric J. Bock......................... Mr. Bock, age 36, has been Senior Vice
  Senior Vice President and  Secretary  President, Law and Corporate Secretary
                                        of Parent since January 2000. From
                                        July 1997 to January 2000, he was Vice
                                        President, Legal. From June 1994 to
                                        July 1997, Mr. Bock was an associate
                                        at the law firm of Skadden, Arps,
                                        Slate, Meagher & Flom, LLP.

   Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                          Depositary for the Offer is:

                          Mellon Investor Services LLC

            By Mail                          By Hand                     By Overnight Delivery
 Mellon Investor Services LLC     Mellon Investor Services LLC       Mellon Investor Services LLC
     Post Office Box 3301           120 Broadway, 13th Floor           85 Challenger Road--Mail
  South Hackensack, NJ 07606           New York, NY 10271        Drop-Georg Ridge field Park, NJ 07660
Attn: Reorganization Department  Attn: Reorganization Department    Attn: Reorganization Department

         By Facsimile Transmission:                     Confirm Receipt of Facsimile
      (For Eligible Institutions Only)                         by Telephone:
               (201) 329-8936                                  (201) 296-4860

   Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Stockholders may also contact Goldman, Sachs & Co., Dealer Manager for the Offer, or their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [LOGO OF GEORGESON SHAREHOLDER]

                                17 State Street
                            New York, New York 10004
                 Banks and Brokers call collect: (212) 440-9800

                   All others call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                                       or
                           (800) 323-5678 (Toll-Free)